Tuesday, August 31, 2004

Company Press Release


Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti, President & CEO
860-435-9801 or jp@salisburybank.com
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FOR IMMEDIATE RELEASE
August 31, 2004


SALISBURY BANCORP, INC. ANNOUNCES THIRD QUARTER DIVIDEND

Lakeville, Connecticut, August 31, 2004/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.24 per common share quarterly cash dividend at their August 27, 2004 meeting. Dividends year to date for 2004 total $.72 per common share. This represents an increase of $.03 or 4.4% over the $.69 per share cash dividends paid during the same period in 2003. The quarterly cash dividend will be paid on October 29, 2004 to shareholders of record as of September 30, 2004.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $300 million and capital in excess of $27 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.


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